Exhibit 99.1

Zoned Properties Reports Second Quarter 2019 Financial Results

SCOTTSDALE, Ariz., August 08, 2019 /PRNewswire/ -- Zoned Properties® (OTCQX: ZDPY), a strategic real estate development firm whose primary mission is to provide real estate and sustainability services for the regulated cannabis industry, positioning the company for property acquisitions and revenue growth, today announced its financial results for the three and six-month periods ended June 30, 2019.

Six Months 2019 Financial Results

•	In January 2019, the Company completed a stock redemption, returning approximately 5.64 million shares of its common stock, or 32.3% of the shares outstanding, back into the treasury.
•	Revenue decreased 15% to $602,000, compared to $712,000 for the six months ended June 30, 2018, reflecting a decrease primarily attributable to restructuring the Significant Tenant Lease Agreements in May 2018.
•	Operating expenses decreased 75% to $647,000, down from $2,551,000 for the six months ended June 30, 2018, primarily attributable to recording the write off of deferred rent receivable of $1,854,000 during the six months ended June 30, 2018.
•	Loss from operations was $45,000, as compared to loss from operations of $1,839,000 for the six months ended June 30, 2018.
•	Net income was $7,000, or $0.00 per basic and diluted share, compared to a net loss of $(1,896,000), or $(0.11) per basic and diluted share for the six months ended June 30, 2018.
•	Net cash provided by operating activities was $143,000 for the six months ended June 30, 2019, compared to $206,000 for the six months ended June 30, 2018.
•	As of June 30, 2019, the Company had cash of $497,529, compared to $355,000 as of December 31, 2018.

Second Quarter 2019 Financial Results

•	Revenue increased 82% to $324,000, compared to $179,000 for the second quarter of 2018, reflecting an increase primarily attributable to an increase in rent revenues from our Significant Tenant, as a result of the abatement of April 2018 rent revenue, offset by a decrease in rent revenue from our Significant Tenant in 2019.
•	Operating expenses decreased 87% to $284,000, down from $2,169,000 for the second quarter of 2018 as a result of recording the write off of deferred rent receivable of $1,854,000 during the second quarter of 2018.
•	Income from operations was $40,000, as compared to a loss from operations of $(1,990,000) for the second quarter of 2018.
•	Net income was $10,000, or $0.00 per basic and diluted share, compared to net loss of $(2,019,000), or $(0.12) per basic and diluted share for the second quarter of 2018.

“Zoned Properties’ second quarter financial results are a reflection of our patience and persistence to build a strong business foundation, allowing the Company to leverage expertise and best practices to expand new business services. The Company’s advisory services platform has taken on new clients and new projects, and is engaged in new states outside of Arizona,” commented Bryan McLaren, Chief Executive Officer of Zoned Properties. “Our team’s leadership at the nexus of real estate and regulated cannabis has opened the door to new services offerings and new revenue streams that we believe will continue to grow in the coming quarters, creating an opportunity to raise healthy capital and deploy that capital into well vetted acquisition targets.”

About Zoned Properties, Inc. (OTCQX: ZDPY):

Zoned Properties is a strategic real estate development firm whose primary mission is to provide real estate and sustainability services for clients in the regulated cannabis industry, positioning the company for real estate acquisitions and revenue growth. We intend to pioneer sustainable development for emerging industries, including the regulated cannabis industry. We are an accredited member of the Better Business Bureau, the U.S. Green Building Council, and the Forbes Real Estate Council. We focus on investing capital to acquire and develop commercial properties to be leased on a triple-net basis, and engaging clients that face zoning, permitting, development, and operational challenges. We provide development strategies and advisory services that could potentially have a major impact on cash flow and property value. We do not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substance Act of 1970, as amended (the “CSA”).

Website: www.ZonedProperties.com

Twitter: @ZonedProperties

LinkedIN: @ZonedProperties

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company's control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company's current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations

Zoned Properties
Tel (877) 360-8839
Investors@zonedproperties.com

www.zonedproperties.com